As filed with the Securities and Exchange Commission on November 16, 2007

                                               Registration No. 333-
   ======================================================================

                                UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549

                                  ---------

                                  FORM S-8
                           REGISTRATION STATEMENT
                                    UNDER
                         THE SECURITIES ACT OF 1933

                                  ---------

                  HEIDRICK & STRUGGLES INTERNATIONAL, INC.
           (Exact name of registrant as specified in its charter)

                Delaware                           36-2681268
        (State or other jurisdiction of         (I.R.S. employer
        incorporation or organization)          identification no.)

                           233 South Wacker Drive
                                 Suite 4200
                        Chicago, Illinois 60606-6303

        (Address of principal executive offices, including zip code)

                2007 HEIDRICK & STRUGGLES GLOBALSHARE PROGRAM

                          (Full title of the plan)

                               K. Steven Blake
           Executive Vice President, General Counsel and Secretary
                           233 South Wacker Drive
                                 Suite 4200
                        Chicago, Illinois 60606-6303

                   (Name and address of agent for service)

                               (312) 496-1200

        (Telephone number, including area code, of agent for service)

                               With a copy to:

                             Lauralyn G. Bengel
                              Schiff Hardin LLP
                              6600 Sears Tower
                           Chicago, Illinois 60606
                               (312) 258-5670



         -----------------------------------------------------------

                       CALCULATION OF REGISTRATION FEE



                                                    Amount      Proposed maximum    Proposed maximum
                                                    to be       offering price         aggregate            Amount of
     Title of Securities to be Registered         registered        per share        offering price       registration fee
     ------------------------------------         ----------        ---------        --------------       ----------------
     Common Stock, $0.01 par value per share       4,403,386          $(1)           $162,260,061(1)        $4,983(1)(2)


   (1) Computed on the basis of (i) the exercise prices of 720,966 outstanding stock options under the GlobalShare Program (with exercise prices ranging from $11.90 - $48.74) and (ii) $38.135, the average of the high and low sales prices of the common stock reported on The Nasdaq Stock Market on November 13, 2007 with respect to the 3,682,420 shares issuable pursuant to future awards under the GlobalShare Program, in each case pursuant to Rule 457(h) of the Securities Act of 1933, as amended (the "1933 Act") solely for the purpose of calculating the amount of the registration fee.

   (2) Pursuant to Rule 416 of the 1933 Act, this Registration Statement shall also cover any additional shares of Common Stock which become issuable under the GlobalShare Program pursuant to this Registration Statement by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant's outstanding shares of Common Stock.



                                   PART II

             INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

   ITEM 3.   INCORPORATION OF DOCUMENTS BY REFERENCE.

             The following documents filed by the Registrant with the Securities and Exchange Commission (the "Commission") are hereby incorporated by reference in the Registration Statement:

             (a) The Registrant's Annual Report on Form 10-K for the year ended December 31, 2006;

             (b) The Registrant's Quarterly Reports on Form 10-Q for the periods ended March 31, 2007, June 30, 2007 and
                  September 30, 2007;

             (c) All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 since the end of 2006; and

             (d) The description of the Registrant's Common Stock contained in the Form 8-A filed with the Commission on April 21, 1999.

             All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing such documents.

   ITEM 4.   DESCRIPTION OF SECURITIES.

             Not applicable.

   ITEM 5.   INTERESTS OF NAMED EXPERTS AND COUNSEL.

             Not applicable.

   ITEM 6.   INDEMNIFICATION OF DIRECTORS AND OFFICERS.

             Section 145 of the General Corporation Law of the State of Delaware (the "Delaware Law") authorizes the Registrant to indemnify its officers and directors, under certain circumstances and subject to certain conditions and limitations as stated therein, against all expenses and liabilities incurred or imposed upon them as a result of actions, suits and proceedings, civil or criminal, brought against them as such officers and directors if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interest of the Registrant and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful.


             The Registrant's Amended and Restated Certificate of Incorporation provides for indemnification of officers and directors of the Registrant to the fullest extent authorized by Section 145 of the Delaware Law. The Amended and Restated Certificate of Incorporation authorizes the Registrant to purchase and maintain insurance on behalf of any officer, director, employee, trustee or agent of the Registrant or its subsidiaries against any liability asserted against or incurred by them in such capacity or arising out of their status as such, whether or not the Registrant would have the power to indemnify such officer, director, employee, trustee or agent against such liability under the provisions of the Amended and Restated Certificate of Incorporation.

             The Registrant maintains a directors' and officers' insurance policy which insures the officers and directors of the Registrant from any claim arising out of an alleged wrongful act by such persons in their respective capacities as officers and directors of the Registrant. Section 102(b)(7) of the Delaware Law permits corporations to eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of a fiduciary duty of care as a director. The Registrant's Amended and Restated Certificate of Incorporation limits a director's liability in accordance with Section 102(b)(7) of Delaware Law.

   ITEM 7.   EXEMPTION FROM REGISTRATION CLAIMED.

             Not applicable.

   ITEM 8.   EXHIBITS.

             The Exhibits filed herewith are set forth on the Exhibit Index filed as part of this Registration Statement.



             The Registrant hereby undertakes:

        1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration
             Statement:

             (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;



             (iii) to include any material information with respect
                   to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

             PROVIDED, HOWEVER, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

        2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

             The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or
   Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

             Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.





                                 SIGNATURES

        THE REGISTRANT. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on November 7, 2007.

                                           HEIDRICK & STRUGGLES
                                              INTERNATIONAL, INC.
                                           (Registrant)


                                           By:  /s/ L. Kevin Kelly
                                                ------------------
                                                L. Kevin Kelly
                                                President and Chief
                                                Executive Officer


        Each person whose signature appears below appoints L. Kevin Kelly, Eileen A. Kamerick and K. Steven Blake, or any one of them, as such person's true and lawful attorneys to execute in the name of each such person, and to file, any post-effective amendments to this Registration Statement that any of such attorneys shall deem necessary or advisable to enable the Registrant to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Commission with respect thereto, in connection with this Registration Statement, which amendments may make such changes in such Registration Statement as any of the above-named attorneys deems appropriate, and to comply with the undertakings of the Registrant made in connection with this Registration Statement; and each of the undersigned hereby ratifies all that any of said attorneys shall do or cause to be done by virtue thereof.



        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons on behalf of the Registrant in the capacities indicated.


           Signature                   Title                   Date
           ---------                   -----                   ----



   /s/ L. Kevin Kelly            President, Chief        November 7, 2007
   ---------------------------   Executive Officer and
   L. Kevin Kelly                Director (Principal
                                 Executive Officer)


   /s/ Eileen A. Kamerick        Executive Vice          November 7,2007
   ---------------------------   President, Chief
   Eileen A. Kamerick            Financial Officer and
                                 Chief Administrative
                                 Officer (Principal
                                 Financial and Accounting
                                 Officer)


   /s/ Richard J. Beattie        Director                November 7, 2007
   ---------------------------
   Richard J. Beattie


   /s/ Antonio Borges            Director                November 7, 2007
   ---------------------------
   Antonio Borges


   /s/ John A. Fazio             Director                November 7, 2007
   ---------------------------
   John A. Fazio


   /s/ Jill Kanin-Lovers         Director                November 7, 2007
   ---------------------------
   Jill Kanin-Lovers


   /s/ Gary E. Knell             Director                November 7, 2007
   ---------------------------
   Gary E. Knell


   /s/ Robert E. Knowling, Jr.   Director                November 7, 2007
   ---------------------------
   Robert E. Knowling, Jr.



   /s/ Gerald R. Roche           Director                November 7, 2007
   ---------------------------
   Gerald R. Roche


   /s/ V. Paul Unruh             Director                November 7, 2007
   ---------------------------
   V. Paul Unruh






                                EXHIBIT INDEX

   Exhibit
   Number       Description of Exhibit
   -------      ----------------------
   5            Opinion of Schiff Hardin LLP

   23.1         Consent of Schiff Hardin LLP
                (Contained in its Opinion filed as Exhibit 5)

   23.2         Consent of KPMG LLP

   24           Power of Attorney (contained on signature page)